Private & Confidential

2 February 2016

The Directors

HCi Viocare
Kintyre House, 209 Govan Road
Glasgow, Scotland,
UK G51 1HJ

Dear Sirs

Engagement Letter relating to proposed fundraising

1.	Introduction

1.1
We are writing this letter (the “Engagement Letter”) to confirm the terms of our engagement with you (which includes and incorporates the Standard Terms and Conditions (the “Terms”) attached to this Engagement Letter) and to set out the services we are to perform for HCi Viocare, a company incorporated pursuant to the laws of the State of Nevada, U.S.A., with company registration number E0214052007-4 and having an office at Kintyre House, 209 Govan Road, Glasgow, Scotland, UK G51 1HJ] (the “Company”) in connection with the Company’s proposed raising of funds.

1.2	In the Engagement Letter, any reference to “LXM Finance”, “we”, “us” or “our” relates to LXM Finance LLP and any reference to “you” or “your” relates to the Company.

1.3	In this Engagement Letter, references to clauses are to the clauses of this Engagement Letter and references to paragraphs are to paragraphs in the Terms.

2.	Scope of services

2.1
The Company hereby engages LXM Finance to assist the Company with its proposed raising of funds (in the amount of up to fifty million (50,000,000 €) Euros), whether by way of an increase in its share capital, debt financing or by a combination thereof (collectively referred to in this Engagement Letter as “the Fundraising”), such services to include:

(a)	identifying and introducing potential investors to the Company for the purpose of the Fundraising; and
(b)              providing such other advice and assistance as may be required by the Company and as agreed in writing with LXM Finance.

The scope of the services provided by us under this Engagement Letter and our responsibilities in providing them will be restricted to those matters referred to above.

2.2
LXM Finance acknowledges that the services to be provided under this Engagement Letter are on a non-exclusive basis and that the Company shall be entitled to engage other third parties to provide the same or similar services to those services provided by LXM Finance.

2.3
In fulfilling our obligations to the Company, we may be working in conjunction with, and often we may need to rely on work performed by, the Company and its advisers. We shall be relying on you to ensure that any information supplied to us by the Company or its other advisers is complete and accurate in all material respects and not misleading and that we are provided in a timely manner with all information concerning the Company which it would be reasonable to expect would be relevant to us in performing our work.

2.4	LXM Finance shall not be responsible for the verification of information supplied by or on behalf of the Company nor shall LXM Finance accept responsibility for the accuracy of such information.

2.5
LXM Finance emphasises that, by entering into or performing its obligations under the Engagement Letter, LXM Finance is not representing that it is or will be possible or advisable for any transaction to proceed. For greater certainty, LXM Finance may propose the terms of a transaction, but the Company shall not be obligated, in its sole discretion, to undertake such transaction.

2.6
LXM Finance acknowledges that the performance of its obligations and responsibilities hereunder is as an independent contractor and no other relationship, partnership, joint venture or agency of any kind whatsoever is intended or created. LXM Finance shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any matter whatsoever except to the extent specifically provided for herein or specifically authorized in writing by the Company's Board of Directors.

3.	Further obligations

3.1	The Company undertakes to LXM Finance that it will at all times as soon as practicable:

(a)
notify LXM Finance in advance of, and so far as is necessary and practicable discuss with LXM Finance the content, timing and manner of, any announcement required by the rules of any market on which the Company’s securities are quoted (“Market Rules”);

(b)
keep LXM Finance informed, so far as is practical, of any other information which is likely materially to affect the general course, character or nature of the business of the Company or its performance or which may be necessary to be made known to the public in order to enable the shareholders and the public to appraise the position of the Company; and

(c)	forward to LXM Finance prior to dispatch, copies of all press announcements.

LXM Finance agrees that it will keep the foregoing information confidential until such time as it has been released and disseminated by the Company.

3.2	The Company undertakes to LXM Finance that it shall comply with all applicable laws for the lawful execution and exercise of this Engagement Letter.

4.	Fees

4.1
The fees payable by you to LXM Finance under this Engagement Letter are set out in the Fee Schedule attached to this Engagement Letter (such Fee Schedule forms part of this Engagement Letter and shall have effect as if set out in full in the body of this Engagement Letter).

4.2
We will be entitled to be reimbursed for any out of pocket expenses we may reasonably and properly incur, including any legal expenses, to the extent that such expenses have been incurred in connection with our services under this Engagement Letter and provided in any case that such expenses have been duly pre-approved in writing by the Company prior to being incurred.

4.3
Any of the above stated pre-approved by the Company out of pocket expenses for which we are entitled to seek reimbursement shall be payable promptly upon presentation to the Company of the relevant invoice.

4.4	If we carry out further work for you which is outside the scope of this Engagement Letter, then we will agree with you prior to carrying out that work the fee we will charge.

4.5	All fees and expenses referred to in this Engagement Letter are exclusive of VAT, if applicable, which will be charged to the extent applicable and payable by the Company as applicable.

5.	Term of Engagement and Termination

5.1
Our appointment pursuant to this Engagement Letter shall commence on the date on which it is signed by or on behalf of the Company and shall continue for a minimum period of three months (the “Initial Period”). Following the Initial Period, this Engagement Letter may be extended, subject to such terms and conditions as may be mutually agreed in writing between LXM Finance and the Company. This Engagement Letter may be terminated in writing by either LXM Finance or the Company at any time by giving one month’s written notice of termination to the other (for the avoidance of doubt, either party may give such notice to terminate one month prior to the end of the Initial Period, in which event termination shall occur upon the expiry of the Initial Period).

5.2	Termination of this Engagement Letter for any reason is without prejudice to the payment of our fees, costs and expenses or to any rights, in each case that may have accrued prior to such termination.

5.3
Either party may terminate at any time our appointment forthwith on written notice if the other party is in material breach of its obligations under this Engagement Letter (other than as a result of the party giving notice).

5.4
The following provisions shall continue with full force and effect after termination of this Engagement Letter:  clause 4 (Fees, including the Fee Schedule), this clause 5 (Term of Engagement and Termination) and clause 9 (Governing Law) of the Engagement Letter, together with paragraph 4 (Use of Materials), paragraph 6 (Liability), paragraph 7 (Indemnity) and paragraph 8 (Confidentiality) of the Terms.

6.	Assignment

The agreement contained in this Engagement Letter is personal to the parties, who shall not assign the same without the prior written consent of the other party.

7.	Client classification

7.1
In providing the services, LXM Finance proposes to treat the Company as a professional client for the purposes of the FCA Rules (as defined below).  Unless LXM Finance is notified in writing by the Company to the contrary, the services shall be provided to you on the basis of this client categorisation.

7.2
The Company shall have the right to request a different client categorisation.  If the Company requests to be categorised as a retail client, the Company would require a higher level of regulatory protection and LXM Finance may not be able to provide the services to you.

7.3
The Company agrees and acknowledges that it is responsible for keeping LXM Finance informed about any change to its affairs or circumstances that could affect the Company’s categorisation as a professional client.

8.	FCA Rules

The Company acknowledges that all services provided by LXM Finance pursuant to this Engagement Letter are subject to the Financial Conduct Authority (“FCA”) Handbook of Rules and Guidance (“FCA Rules”).

9.	Governing Law

This Engagement Letter and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.  The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with the Engagement Letter or its subject matter or formation (including non-contractual disputes or claims).

10.	Acknowledgement

10.1	This Engagement Letter and the Terms set out the basis on which we will provide services to you.

10.2	Please sign and return a copy of this Engagement Letter on behalf of the Company to indicate that you accept the provisions set out in it and the Terms.

Yours faithfully,

for and on behalf of

LXM Finance LLP

………………………………

We hereby accept the provisions set out in this Engagement Letter (including the Terms).

Signed for and on behalf of HCi Viocare

……………………………………

Date…………………………………………

FEE SCHEDULE

In this Fee Schedule:

“Business Day” means a day other than a Saturday, Sunday or public holiday in England;

“Introduced Investor” means any person or entity introduced by or on behalf of LXM Finance to the Company, for the purpose of the Fundraising which is the subject matter of this Engagement Letter; and

“Investment Amount” means the amount corresponding to the funds duly credited to the Company’s bank account for the purpose of the Fundraising.

The fees payable by the Company to LXM Finance shall be as follows:

(a)           a Retainer Fee of 12,500 Euros per month, payable in arrears; and

(b)
a Success Fee of 7% of the Investment Amount(s) accepted and closed on by the Company by any Introduced Investor;  the Success Fee shall be payable to LXM Finance in cleared funds (to an account notified in writing by LXM Finance to the Company for such purpose) within 10 Business days after the date on which such funds are accepted and closed on by the Company by such Introduced Investor and irrespective of whether or not the Engagement Letter has been terminated as at such date of investment or commitment

Notwithstanding the above, LXM Finance shall be entitled (in its sole discretion), to opt (by way of written notice to the Company) to receive up to 100% of the amount of any Success Fee (due to LXM Finance under this Engagement Letter) in the form of securities in the Company in lieu of any cash payment subject to the Company’s agreement in writing, in compliance with all applicable securities rules and regulations, without prejudice to the Company’s right to offer cash form of payment.

STANDARD TERMS AND CONDITIONS

1.	Interpretation

In these Standard Terms and Conditions (the “Terms”), references to the “Engagement Letter” shall mean the engagement letter (incorporating the Terms) to which the Terms are attached. All capitalised terms not otherwise defined in the Terms shall have the meaning ascribed to such terms in the Engagement Letter.

2.	Authorities

(a)
LXM Finance is authorised by the Company to take any action which, in its opinion, is reasonably necessary either to carry out the Engagement Letter (including acting as the Company’s agent or with the Company’s prior written consent) through agents, or to comply with any applicable laws, rules, regulations, authorisations, consents or practice as may reasonably be appropriate. The Company agrees to ratify and confirm every such action provided that it is lawfully and reasonably carried out in the proper exercise of such discretion.

(b)
LXM Finance shall not be responsible for providing specialist advice in connection with those matters for which the Company has agreed to procure, or would usually procure, such advice from others (for example, legal, regulatory, accounting or taxation matters) and LXM Finance shall not be liable in respect of any services or advice provided to the Company by persons other than LXM Finance and its agents.

(c)	LXM Finance shall receive instructions and information which are provided by a duly authorised director, employee or agent of the Company.

3.	Provision of Information and Publications

(a)
The Company undertakes that it will promptly provide or procure the provision to LXM Finance of all information concerning the business and affairs of the Company which is relevant to LXM Finance for the proper provision of its services under the Engagement Letter and all such further information as LXM Finance may reasonably request including without limitation information known to the Company’s directors on (i) anything that affects or may affect the business affairs of the Company; (ii) anything which, once published, could reasonably be expected to affect the market in which the Company or LXM Finance operates; and (iii) the identities of all persons (other than LXM Finance ) who are its associates or who are acting in concert with it (as defined in the City Code on Takeovers and Mergers) and that it will give to LXM Finance such information about their holdings and dealings in relevant securities as LXM Finance requires.

(b)
The Company will use its best endeavours to ensure that all announcements and documents published or statements made (except oral statements made in response to questions in the course of a press conference, institutional briefing or similar event) by it or on its behalf in connection with, or materially relevant to, any transaction or matter connected with the Engagement Letter, will only be made or published after, prior consultation with LXM Finance and will be true and accurate in all respects and not misleading, whether by omission or otherwise, and, where appropriate, will contain all information and expressions of opinion necessary for legal or regulatory purposes (including the requirements of any applicable Market Rules) and all such opinions will be honestly held and made after due and careful consideration.  Where, during the course of LXM Finance engagement under the Engagement Letter, the Company subsequently discovers something which renders such announcements, documents or statements untrue, unfair, unclear, inaccurate or misleading, it will notify LXM Finance at once and take all steps as LXM Finance may reasonably require to correct such announcement, statement or document.

4.	Use of Material

Any reports or papers produced by LXM Finance for the Company, in draft and/or final form, will be for the exclusive use of the Company and not for distribution to other persons unless otherwise agreed in writing by LXM Finance and the Company. No reference to LXM Finance or to its advice is to be made in any publication made by the Company or any holding company of the Company or by any subsidiary or associated company of any such holding company or on their behalf, without the prior written consent of LXM Finance, which is not to be unreasonably withheld or delayed, unless required by any legal or regulatory obligation.  LXM Finance acknowledges that, as a company with a class of securities registered under the Unites States Securities and Exchange Act of 1934, as amended, the Company may  be required to provide public disclosure in regards to this Engagement Letter In such circumstance, the Company shall notify LXM Finance in writing in advance as to when such public disclosure is to be made and the nature or extent of such disclosure to be made.  All correspondence and papers in LXM Finance’s possession or control relating to the Engagement Letter or the subject matter of the Engagement Letter shall be LXM Finance’s sole property, save for original contracts, share certificates and other original documents held to the Company’s order, but LXM Finance will not use any such correspondence or papers for any purpose other than advising the Company.  The Company acknowledges the right of LXM Finance to retain copies of any documentation belonging to the Company should LXM Finance deem it necessary for the fulfilment of any legal or regulatory obligation.

5.	Conflicts of Interests

(a)
LXM Finance is engaged in a range of investment business (and possibly including, on occasion, dealing with the Company as principal in a transaction). This may give rise to situations where LXM Finance, under the FCA Rules or under the general law: (i) has, directly or indirectly, an interest, relationship and/or arrangement which may involve a potential conflict with LXM Finance ’s duty to the Company whether in relation to the engagement or otherwise; and/or (ii) may have other clients whose interests directly or indirectly conflict with those of the Company, (collectively termed “Conflicts of Interest”).

(b)
LXM Finance hereby undertakes to promptly notify the Company respectively in writing with regard to any conflict of interests that may arise and is likely to affect the duly performance of LXM Finance’s service under this Engagement Letter.

(c)
In the event of a conflict of interest, as set out in this term under subsection (a), the Company has the right at its sole discretion to terminate the Engagement Letter effective immediately upon service of a written notice to LXM Finance.

6.	Liability

(a)
Subject always to sub-paragraph (b) below, LXM Finance shall be liable to the Company for any loss to the Company due to gross negligence, wilful default or fraud of LXM Finance in the performance of the services under the Engagement Letter as well as any breach of the terms of this Engagement Letter.

(b)
The aggregate liability of LXM Finance to the Company in respect of any cost, loss, damage, claim and/or expense suffered or incurred directly or indirectly by the Company as a result of any breach of the terms of this Engagement Letter and/or as a result of the provision of the services under the Engagement Letter by  LXM Finance (including as a result of breach of contract, breach of statutory duty, tort (including negligence) or other act or omission by  LXM Finance (but excluding any such cost, loss, damage, claim and/or expense in respect of liability which cannot lawfully be excluded or limited) shall be limited to the total amount of the fees paid by the Company to LXM Finance in respect of the services provided hereunder.

7.	Indemnity

(a)
Subject to the provisions of sub-paragraph (b) below but without prejudice to the rights of LXM Finance as agent under the general law, the Company agrees to indemnify and at all times keep  LXM Finance and its associates (being its members, directors, employees  or officers or any of them) (LXM Finance and its associates each being an “Indemnified Person”) fully and effectively indemnified against all losses, claims (whether or not successful, compromised or settled), expenses, damages, liabilities, actions, demands, proceedings and judgments whatsoever related to or arising directly or indirectly out of LXM Finance 's provision of services hereunder.

(b)
The Company will not, however, be responsible to any Indemnified Person  for any claims, liabilities, losses, actions, demands, proceedings, judgments, damages, costs or expenses to the extent that directly result from the gross negligence, fraud or wilful default of such Indemnified Person, or it is otherwise prohibited by law or regulation to require such indemnity to be made.

(c)
Without prejudice to any claim the Company may have against LXM Finance, no proceedings may be taken against any member, director, officer, employee or agent of LXM Finance in respect of any claim which the Company may have against LXM Finance.

(d)
Each Indemnified Person shall be entitled to enforce its rights under this paragraph 7 pursuant to the Contracts (Rights of Third Parties) Act 1999, subject to paragraph 11(h) below, notwithstanding that such Indemnified Person is not a party to the Engagement Letter.

(e)
The Company agrees that it will not, without the prior written consent of LXM Finance settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim in respect of which indemnification may be sought under this paragraph 7 (whether or not  LXM Finance is an actual or potential party to such claim) unless such settlement, compromise or consent includes an unconditional release of  LXM Finance from all liabilities arising out of such claim.

(f)
LXM Finance may defend, compromise, settle or deal with any claim made or threatened within the scope of the indemnity set out in this paragraph 7 as it sees fit (having considered the Company's reasonable requests).

8.	Confidentiality

(a)
The Company agrees and acknowledges that the advice and opinions given by  LXM Finance are provided solely for the Company’s benefit and may not be used or relied on for any other purpose nor released or conveyed to any other persons without LXM Finance ’s prior written consent, which is not to be unreasonably withheld or delayed.

(b)
Neither party hereto shall, during the continuance of the Engagement Letter or after its termination, disclose to any person, firm or company whatsoever (except with the authority of the other party or unless required to do so by governmental or regulatory or similar body or authority or court of competent jurisdiction) any information relating to the business, investment, finances or other matters of a confidential nature of the other party (other than information which is or has come into the public domain other than through their own default or was information lawfully available to that party prior to its disclosure by the other party) of which it may in the course of their duties hereunder or otherwise have become aware and each party shall use all reasonable endeavours to prevent any such disclosure as aforesaid.

(c)
The Company acknowledges and accepts that LXM Finance may be prohibited from disclosing, or that it may be inappropriate for LXM Finance to disclose information to the Company by reason of law or regulation or duties of confidentiality owed to other persons or the FCA Rules.

9.	Legal and Regulatory Requirements

(a)	The Company confirms and undertakes that it has all necessary powers and has obtained all necessary authorisations, consents and approvals validly and lawfully to enter into the Engagement Letter.

(b)
The Company undertakes that (save as expressly disclosed to  LXM Finance in writing) it has and undertakes that it shall maintain all necessary consents and authorisations which are necessary or desirable in connection with any transaction and the performance by  LXM Finance of its obligations under the Engagement Letter.  The Company agrees that it will comply and will procure that all of its subsidiaries and their respective directors, officers and employees will comply with all relevant laws and regulations in any jurisdiction including, in relation to the United Kingdom, the Companies Act 2006, the Financial Services and Markets Act 2000, the Criminal Justice Act 1993, the City Code on Takeovers and Mergers, the Code of Market Conduct published by the Financial Conduct Authority and any applicable Market Rules.  In carrying out its obligations to the Company pursuant to the Engagement Letter,  LXM Finance is also subject to (as well as the range of applicable laws) a number of rules and regulations and the requirements of regulators.  The Company agrees that the duties of  LXM Finance to it will not restrict the freedom of  LXM Finance to take all steps which  LXM Finance considers to be necessary to comply with the laws, rules and regulations applicable to LXM Finance.

(c)
The Company undertakes to obtain appropriate advice (including legal advice) in respect of all laws and regulations which may be applicable to it in the UK or any other jurisdiction in connection with any engagement and to communicate such advice to  LXM Finance if, to the Company’s reasonable knowledge, it is or may be relevant to the carrying out by  LXM Finance of their services to the Company.

10.	Fees and Expenses

The Company undertakes to pay all fees as set out in the Engagement Letter under “Fee Schedule”, together with all expenses and/or costs which may be incurred by or on behalf of LXM Finance in the performance of its engagement under the Engagement Letter, provided such expenses and/costs are pre-approved in writing by the Company (such approval not to be unreasonably withheld or delayed) and evidenced by applicable invoices.

11.           Miscellaneous

(a)	Complaints

In the event of the Company having any complaints in respect of the services provided pursuant to the Engagement Letter, without prejudice to any other rights available to the Company, it should inform any officer or director of LXM Finance in writing of the details of the complaint, which will be investigated and a reply provided as soon as possible and any appropriate remedial action taken.

(b)	Data Protection Act

LXM Finance may process by computer or otherwise any information obtained about the Company as a consequence of this and any other agreement the Company may enter into with LXM Finance. LXM Finance may share this information with third parties where it reasonably believes it is suitable for the Company’s requirements.  All information held by LXM Finance is and shall remain the property of LXM Finance and shall be retained in accordance with the rules of the Data Protection Act 1998 (as amended).

(c)	Entire Agreement

The Engagement Letter and the Terms set out the entire agreement and understanding between the Company and LXM Finance in connection with the appointment of LXM Finance. In the event of any conflict between the terms of the Engagement Letter and the Terms, the former shall prevail.

(d)	Money Laundering

The Company has authorised LXM Finance to make such enquiries and obtain such references as it may consider necessary to fulfil its statutory obligations under the UK Money Laundering legislation or under FCA Rules. The Engagement Letter authorises LXM Finance to make such further enquiries and obtain such further references as it may from time to time consider necessary for continuing compliance with its statutory obligations under such legislation or under the FCA Rules.

(e)	Notification

(i)
Any notice or consent under the Engagement Letter may be served or communicated only in writing, e-mail, post or fax by LXM Finance or the Company upon the other at their respective official addresses given in the Engagement Letter or such other address as either may notify to the other only in writing by the same means.

(ii)
The Company agrees that, in the course of advising it day to day, LXM Finance may communicate with the Company and other persons involved in any transaction with the Company by any means, including in meetings, over the telephone and by electronic mail (unless, until and to the extent that the Company notifies LXM Finance in writing that it must not communicate by a specified means).  The Company acknowledges and accepts that oral telephone communications may be recorded (in accordance with regulatory compliance and/or practice). LXM Finance does not accept any liability whatsoever in relation to any unauthorised use or interception (or attempted unauthorised use or interception) of these means of communication or for any delay or data corruption arising from such unauthorised activity or events beyond the control of LXM Finance. Any records of oral communications that  LXM Finance makes will belong to LXM Finance and will constitute confidential information to be protected in accordance with paragraph 8 above.  The Company agrees that recordings may be used in helping to settle or determine any disputes that arise as to what has and has not been said.

(f)	Partial Validity

If any provision of the Engagement Letter or the Terms contravenes the applicable regulations or law or shall be declared void or unenforceable by the Court or administrative body of competent jurisdiction, the validity of the remaining provisions of the Engagement Letter and the Terms shall not be affected thereby.

(g)	Liability

Nothing in the Engagement Letter shall exclude or restrict any duty or liability LXM Finance may have to the Company under the regulatory system (as defined in the FCA Rules) which may not be excluded or restricted under the FCA Rules, or shall require the Company to indemnify or compensate  LXM Finance to any extent prohibited by the FCA Rules.

(h)	Contracts (Rights of Third Parties) Act 1999

Save to the extent that third party rights are conferred in the Engagement Letter on a person by express reference to the Contracts (Rights of Third Parties) Act 1999, a person who is not a party to the Engagement Letter has no right to enforce any of its terms under that Act.  Where by reason of that Act, a third party is entitled to enforce any term of the Engagement Letter, all provisions of the Engagement Letter which would assist that third party in connection with the enforcement of a right conferred upon him also apply to him. However, the Engagement Letter may be waived or terminated as provided in the Engagement Letter without the consent of or notice to any person who may have a right under the Engagement Letter to enforce any term of it pursuant to that Act.

Information about LXM Finance LLP:

Registered Office:
13-14 Hobart Place
London SW1W OHH.
LXM Finance LLP is authorised and regulated by The Financial Conduct Authority
LXM Finance LLP is a member of the LXM Group